[LETTERHEAD OF JONES, JENSEN & COMPANY]


            CONSENT OF JONES, JENSEN & COMPANY, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Titan Motorcycle Co. of America for the registration of 3,322,031 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 1998, with respect to the consolidated financial statements of Titan Motorcycle Co. of America included in its Annual Report (Form 10-KSB) for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                        /s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
October 12, 1999